Exhibit (99)



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                             FORM 11-K


     [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

            For the fiscal year ended December 31, 1996

                                OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     For the transition period from _______________ to _______________
     Commission file number ___________________





                   EMPLOYEE STOCK PURCHASE PLAN
                        (Title of the Plan)




                   PORTLAND GENERAL CORPORATION

(Name of the Issuer of the Securities and Employer Sponsoring the Plan)





                       121 SW Salmon Street
                         Portland OR 97204

            (Address of its Principal Executive Office)

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                   EMPLOYEE STOCK PURCHASE PLAN OF
                    PORTLAND GENERAL CORPORATION


                  STATEMENTS OF FINANCIAL CONDITION

At December 31                                        1996      1995

Receivable from Portland General                    $20,876   $13,579

Participants' Equity                                $20,876   $13,579




        STATEMENTS OF INCOME AND CHANGES IN PARTICIPANTS' EQUITY

For the Years Ended December 31               1996       1995       1994

Dividend Income                               $   4,108  $   4,752  $   5,981

Contributions from (Note 2):

    Participants                                286,112    242,261    231,575
    Portland General and Affiliates              31,294     33,503     26,154
                                                317,406    275,764    257,729
Distributions to Participants:

    Cost of 9,348, 12,067, and 14,582 shares,
    respectively, of common stock of Portland
    General issued to participants under the
    terms of the Plan (including $1,002, $699
    and $475, respectively, in cash)           (314,217)  (278,789)  (262,304)

Change in Participants' Equity for the Year       7,297      1,727      1,406

Participants' Equity, at beginning of year       13,579     11,852     10,446

Participants' Equity, at end of year          $  20,876  $  13,579  $  11,852



      The accompanying notes are an integral part of these statements.

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                     EMPLOYEE STOCK PURCHASE PLAN OF
                      PORTLAND GENERAL CORPORATION


                      NOTES TO FINANCIAL STATEMENTS

NOTE 1.

Portland  General  Corporation (Portland General) Employee Stock Purchase Plan
(Plan) was established to enable employees of Portland General and its affiliates to acquire an ownership interest in Portland General through purchase of its common stock. Portland General acts as custodian for each participant and pays all Plan expenses. Portland General affiliates in turn reimburse Portland General for costs incurred on behalf of their employees. The Plan is not subject to income taxes. In November, 1996 Portland General shareholders approved a merger with Enron Corp. If final regulatory approvals of the merger are received, the Plan may be altered, amended, or discontinued.

Participants' contributions are made through payroll deductions within certain limitations. The price of the common stock to a participant is 90% of a five-day average market price which is determined by dividing the sum of the closing prices of Portland General stock on the New York Stock Exchange on the last five business days ending on or before the 15th day of the month of the allocation, by five. Shares of common stock are purchased directly from Portland General. The amount of Portland General contributions and dividends received by the Plan are reported to participants on a current basis for income tax purposes.


NOTE 2.

                         PGE        PGC       CWL    TOTAL

    1996 CONTRIBUTIONS
    Employer             $ 30,068   $ 1,226   $  -   $ 31,294
    Participants          273,777    12,335      -    286,112

       Total             $303,845   $13,561   $  -   $317,406

    1995 CONTRIBUTIONS
    Employer             $ 33,503   $     -   $  -   $ 33,503
    Participants          242,261         -      -    242,261

       Total             $275,764   $     -   $  -   $275,764


    1994 CONTRIBUTIONS
    Employer             $ 26,127   $     -   $ 27   $ 26,154
    Participants          231,345         -    230    231,575

       Total             $257,472   $     -   $257   $257,729



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                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Portland General Corporation:

We have audited the accompanying statements of financial condition of the Employee Stock Purchase Plan (Plan) of Portland General Corporation as of December 31, 1996 and 1995, and the related statements of income and changes in participants' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Employee Stock Purchase Plan of Portland General Corporation as of December 31, 1996 and 1995, and the income and changes in participants' equity for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                     ARTHUR ANDERSEN LLP

Portland, Oregon,
March 17, 1997



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